                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           CORINTHIAN COLLEGES, INC.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

   Notes:

                        [CORINTHIAN LOGO APPEARS HERE]

                                                               October 15, 2001

Dear Fellow Stockholder:

   On behalf of the Board of Directors, you are cordially invited to attend the 2001 Annual Meeting of Stockholders of Corinthian Colleges, Inc. to be held at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707, on November 15, 2001 at 10:00 a.m., California time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

   During the Annual Meeting, stockholders will view a presentation by Corinthian's senior management and have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

   We look forward to seeing you on November 15, 2001 and urge you to return your proxy card as soon as possible.

                                          Sincerely,

                                          /s/ DAVID G. MOORE

                                          David G. Moore
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer

                           CORINTHIAN COLLEGES, INC.
                       6 Hutton Centre Drive, Suite 400
                           Santa Ana, CA 92707-5765
                                (714) 427-3000

                   Notice of Annual Meeting of Stockholders
                        to be held on November 15, 2001

TO THE STOCKHOLDERS OF CORINTHIAN COLLEGES, INC.:

   The Annual Meeting of Stockholders of Corinthian Colleges, Inc. (the "Company") will be held at 10:00 a.m., California time, on November 15, 2001, at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707, for the following purposes:

     1. To vote for the re-election of David G. Moore and Jack D. Massimino to the Company's Board of Directors for a three-year term expiring at the Annual Meeting of Stockholders in 2004;

     2. To approve the proposed amendment and restatement of the Company's Certificate of Incorporation to, among other things, (i) increase the number of authorized shares of common stock, par value $0.0001 per share, to a total of 80,000,000 shares, (ii) eliminate various provisions relating to the Company's nonvoting common stock, par value $0.0001 per share, none of which is currently outstanding, (iii) eliminate various provisions relating to previously issued classes and series of preferred stock, none of which are currently outstanding, (iv) change the Company's registered agent in the State of Delaware to the Corporation Trust Company and (v) modify the provisions relating to amendment of the Certificate of Incorporation to require a super-majority vote only with respect to certain of its provisions;

     3. To ratify the appointment by the Board of Directors of Arthur Andersen, LLP as the Company's independent auditors for its fiscal year ending June 30, 2002; and

     4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on October 1, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ DAVID G. MOORE
                                          David G. Moore
                                          Chairman of the Board,
                                          President and Chief Executive
                                          Officer

Santa Ana, California
October 15, 2001


 ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                                PROXY STATEMENT

   The accompanying proxy is solicited by the Board of Directors of Corinthian Colleges, Inc, a Delaware corporation (the "Company" or "Corinthian"), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., California time, on November 15, 2001, at the DoubleTree Club Hotel, California Ballroom, 7 Hutton Centre Drive, Santa Ana, California 92707, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about October 15, 2001.

   All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect the two-for-one stock split of the shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), effected in the form of a dividend in December 2000.

Record Date and Outstanding Shares

   The Board of Directors has fixed the close of business on October 1, 2001, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the Record Date, Corinthian had outstanding 21,250,003 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies

   Dennis N. Beal and Dennis L. Devereux, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Messrs. Beal and Devereux are both executive officers of Corinthian. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or
(ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

   Directors. A plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for directors. A plurality means that the two nominees receiving the largest number of votes cast will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors.

   Certificate of Incorporation. The affirmative vote of two-thirds of the outstanding shares of Common Stock is required to approve the proposed amendment and restatement of the Company's Certificate of Incorporation. A properly executed proxy marked "Abstain" with respect to the proposed amendment and restatement of the Certificate of Incorporation will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the same effect as a vote against the proposal to amend and restate the Certificate of Incorporation.

   Ratification of Auditors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy is required to ratify the appointment by the Board of Directors of Arthur Andersen LLP as Corinthian's independent auditors. A properly executed proxy marked "Abstain" with respect to the proposal to ratify Arthur Andersen LLP as the Company's independent auditors will not be voted, although it will be counted for purposes of determining whether a quorum is present. Accordingly, an abstention will have the same effect as a vote against this proposal.

Voting by Street Name Holders

   If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated as "broker non-votes").

Quorum and Broker Non-Votes

   The required quorum for transaction of business at the Annual Meeting will be a majority of the shares entitled to vote that are issued and outstanding as of the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated that it does not have discretionary voting authority, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Summary Annual Report to Stockholders

   Corinthian's Form 10-K, which is incorporated into Corinthian's Annual Report to Stockholders for the fiscal year ended June 30, 2001 and contains financial and other information pertaining to Corinthian, is being furnished to stockholders simultaneously with this Proxy Statement.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   Corinthian's Board of Directors currently consists of five directors.
Article V of Corinthian's Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, two Class III directors will be elected, each for a term of three years expiring at Corinthian's Annual Meeting of Stockholders in 2004. Both of the nominees are presently serving as directors of Corinthian. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of Corinthian. See "Nominees" below. If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected. Dr. Carol D'Amico resigned from the Board of Directors effective July 27, 2001 following her confirmation by the United States Senate to be Assistant Secretary of Adult and Vocational Education for the Department of Education. The three remaining directors whose terms of office do not expire in 2001 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their successors are duly elected and qualified. See "Other Directors" below.

Nominees

   The names of the nominees for the office of director and certain information concerning such nominees are set forth below:

   David G. Moore, age 63, is one of the founders of Corinthian and has served as President and Chief Executive Officer, as well as a member of the Board of Directors, since the Company's inception in July 1995. In August of 2001, Mr. Moore was elected Chairman of the Board. Immediately prior to forming the Company, he was President of a subsidiary of National Education Corporation ("NEC"). From 1992 to 1994, Mr. Moore served as President of DeVry Institute of Technology in Los Angeles, where he developed DeVry's West Coast growth strategy. From 1980 to 1992, he was employed by Mott Community College in Flint, Michigan, where he was President from 1984 to 1992. From 1960 to 1980, Mr. Moore served a distinguished career in the U.S. Army, retiring at the rank of Colonel. Mr. Moore received a Bachelor of Arts in Political Science from Seattle University and Master of Business Administration from the University of Puget Sound. He has also completed the Management of Higher Education Program at Harvard University, post graduate studies in Higher Education Management at the University of Michigan and graduate study and research in Computer Science at Kansas State University.

   Jack D. Massimino, age 52, became a member of the Board of Directors effective upon the completion of Corinthian's initial public offering in February 1999. He is a member of the Audit and Compensation Committees of the Board. Mr. Massimino is retired and manages his personal investment portfolio. He was President and Chief Executive Officer of Talbert Medical Management Corporation, a publicly traded physician practice management company from 1995 through late 1997. Prior to his association with Talbert, Mr. Massimino was Executive Vice President and Chief Operations Officer of FHP International Corporation, a multi-state, publicly traded HMO, with revenues in excess of $4 billion. He also served in other executive positions since joining FHP in 1988, including Senior Vice President and Vice President, Corporate Development. Mr. Massimino has held other executive positions in the healthcare field since the mid 1970's. He received a Bachelor of Arts in Psychology from California Western University and earned a Master's Degree in Management from the American Graduate School for International Management. Mr. Massimino has served on several boards, including Talbert Medical Management Corporation, FHP, Inc., Texas Health Plans, Great States Insurance Company, Art Institute of Southern California, Thunderbird World Business Advisory Council and the Orange County Business Committee for the Arts.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS CLASS III DIRECTORS.

Other Directors

   The following persons will continue to serve as directors of Corinthian after the Annual Meeting until their terms of office expire (as indicated below) and their successors are elected and qualified:

   Loyal Wilson, age 53, has served as a member of the Board of Directors since Corinthian's inception in July 1995. Mr. Wilson is a Class I director and his term of office will expire at the annual meeting of the Company's stockholders in November 2002. He is a member of the Audit and Compensation Committees of the Board. He has been a Managing General Partner of Primus Venture Partners since 1983 and a Managing Director of Primus Venture Partners, Inc. since 1993. In those capacities, Mr. Wilson has overseen investments by various venture funds controlled by those entities in numerous private companies. From 1975 to 1983, Mr. Wilson was employed by First Chicago Corporation. He is also a Director of STERIS Corporation and was formerly a Director of DeVry, Inc. He received a Bachelor of Arts in Economics from the University of North Carolina and a Masters in Business Administration from Indiana University.

   Paul R. St. Pierre, age 56, is one of the founders of Corinthian and has served as Corinthian's Vice President, Marketing & Admissions, as well as a member of the Board of Directors, since the Company's inception in July 1995. He was promoted to Executive Vice President in April 1998. Mr. St. Pierre is a Class II director whose term of office will expire at the annual meeting of the Company's stockholders in November 2003. He was employed by a subsidiary of NEC from 1991 to 1995. His first assignment at NEC was as School President for its San Bernardino, California campus. Subsequently, he held corporate assignments as Director of Special Projects, Vice President of Operations for the Learning Institutes Group (the largest colleges owned by NEC) and as Vice President, Marketing & Admissions for NEC. From 1986 to 1991, Mr. St. Pierre was employed by Allied Education Corporation, initially as School Director, but the majority of the period as Regional Operations Manager. He was employed as School Director at Watterson College in 1985. From 1982 to 1985, Mr. St. Pierre was Executive Vice President and Partner for University Consulting Associates, principally responsible for the marketing and sales of education services, on a contract basis, to institutions of higher education. He was previously employed, from 1980 to 1982, as Division Manager for the Institute for Professional Development, a division of Apollo Group. Mr. St. Pierre received a Bachelor of Arts in Philosophy from Stonehill College, a Master of Arts in Philosophy from Villanova University and is a Ph.D. candidate in Philosophy at Marquette University.

   Linda Arey Skladany, Esq., age 56, became a member of the Board of Directors effective upon the completion of Corinthian's initial public offering in February 1999. Ms. Skladany is a Class II director whose term of office will expire at the annual meeting of the Company's stockholders in November 2003. She is a member of the Compensation and Audit Committees of the Board. Ms. Skladany has been Vice President for Congressional Relations at Parry, Romani, DeConcini, Symms, a Washington D.C. lobbying firm, since 1995. Ms. Skladany joined the Reagan administration in 1981 as Special Assistant, first to the Secretary of Education and then later to the United States Attorney General, before joining the United States Department of Transportation as Director of the Executive Secretariat under Secretary Elizabeth Dole. In 1985, Ms. Skladany joined President Reagan's White House staff as Special Assistant to the President and Deputy Director of the White House Office of Public Liaison. In 1988, President Reagan appointed Ms. Skladany to the Advisory Committee for Trade Negotiation. She was later appointed by Presidents Reagan and Bush, respectively, to the positions of Commissioner and Acting Chair of the Occupational Safety and Health Review Commission. From 1990 to 1995, Ms. Skladany was a legislative attorney and of counsel with the law firm of Holland and Hart. From 1993 to 1995, she also served as Executive Director of the Foundation for Environmental and Economic Progress. In 1994, Governor George Allen of Virginia appointed her to a four-year term on the Board of Visitors of the College of William and Mary. Ms. Skladany earned a Bachelor of Arts in Education from the College of William and Mary, a Master of Arts in Education from Wake Forest University and a Juris Doctorate from the University of Richmond Law School. She has been admitted to the bar in Virginia and the District of Columbia.

Executive Officers

   In addition to David G. Moore and Paul R. St. Pierre, both of whom are executive officers of the Company whose biographical information is set forth above under the headings "Nominees" and "Other Directors," respectively, the Company's executive officers are as follows:

   Dennis L. Devereux, age 54, is one of the founders of our Company and currently serves as Executive Vice President, Administrative Services. He has had that title since August 2001. Previously, he served as Vice President, Human Resources from the Company's inception in July 1995 to April 1998, when he was promoted to Executive Vice President. He was employed by National Education Centers, Inc. as its Vice President, Human Resources from 1988 to 1995. From 1987 to 1988, he was Director, Human Resources for Jacobs Engineering Group, Inc. He was employed by American Diversified Companies, Inc. as its Director, Human Resources from 1985 to 1987. From 1973 to 1984, Mr. Devereux was employed by Bechtel Group, Inc. in a variety of human resources management positions, including Personnel Manager for a subsidiary company and Personnel Supervisor for a major construction site and within a large regional operation. Previously, he was employed in a compensation assignment with Frito-Lay, Inc. and as Personnel Manager and Personnel Assistant with Anaconda Wire & Cable Company from 1969 to 1973. Mr. Devereux received a Bachelor of Science in Business Administration (Industrial Relations) from California State University, Long Beach.

   Dennis N. Beal, age 50, joined the Company as Executive Vice President and Chief Financial Officer in May 2000. Prior to joining the Company, Mr. Beal was employed by Stater Bros. Holdings Inc. (an operator of 155 supermarkets in California) as its Vice President and Chief Financial Officer from 1992 to 1998 and as its Senior Vice President and Chief Financial Officer from 1998 to May 2000. From 1981 to 1992, Mr. Beal was employed by American Stores Company (an operator of approximately 1,500 supermarkets and drug stores) and served in various financial capacities including Vice President, Controller. From 1974 to 1981, Mr. Beal was employed by the firm of Bushman, Daines, Rasmussan and Wisan CPA's and was admitted as a Partner in 1980. Mr. Beal, a Certified Public Accountant, graduated with a Bachelor of Science degree in Accounting from the University of Utah and received a Masters of Business Administration degree from Westminster College, Salt Lake City, Utah.

   Beth A. Wilson, age 49, has been employed by Corinthian since our inception in July 1995. She was promoted to Executive Vice President in July 2001. Previously, Ms. Wilson was Vice President of Operations from June 1998 to June 2001. Ms Wilson was Regional Operations Director for the College Region of Rhodes Colleges, Inc. from May 1997 to June 1998. From July 1995 to May 1997 she was Operations Director and Regional Operations Director for Corinthian Schools, Inc. Ms Wilson was employed by National Education Centers, Inc. from 1991 to 1995, initially as Executive Director of its Capital Hill campus, then as Area Operations Manager. From 1990 to 1991, she was Vice President, Branch Operations for National College. She was employed by United Education and Software from 1984 to 1990, initially as Executive Director of a business school, then as Group Manager for four to fifteen locations and finally as Vice President, Administration. She was Scholarship Administrator for National University from 1982 to 1984 and Assistant Director of American Business College from 1976 to 1981. Ms. Wilson earned an MBA from National University and a Bachelor of Arts degree from California State College, Sonoma.

   Mary H. Barry, age 52, has served as Corinthian's Vice President of Education since April 1998. She was previously employed by University of Phoenix, Southern California Campus, from 1992 through April 1996, where her assignments included Director of Academic Affairs and Director of Administration. She was the Director of Center for Professional Education, Western Region, from 1996 to 1998. From 1990 to 1991, Ms. Barry was Director of National College. During the period 1980 to 1990, she was employed in the banking industry as Senior Vice President of Marquette Banks, Director for Citibank, and Vice President of First National Bank of Chicago. Ms. Barry served as a Public Affairs Officer in the U.S. Marine Corps from 1971 to 1979, achieving the rank of Major. Ms. Barry earned a Bachelor of Science in Speech/Drama from Bowling Green State University, a Master of Management from Kellogg Graduate School of Management, Northwestern University and a Juris Doctorate from Western State University.

   Nolan A. Miura, age 46, has been Corinthian's Vice President of Strategic Planning and Treasurer since his promotion to this position in October 1999. Mr. Miura joined the Company as Director of Treasury and Business Analysis in November 1997 and was promoted to Treasurer in December 1998. He was employed by Atlantic Richfield Company ("ARCO") from 1979 to 1997 in various financial and marketing positions including Planning Manager-ARCO Products Company, Marketing Director-ARCO Pipe Line Company, Marketing Analysis Manager-ARCO Products Company and Planning, Evaluation and Business Development Manager-ARCO Marine, Inc. Mr. Miura received an MBA (Corporate Finance) from the University of Southern California and a Bachelor of Science in Business Administration (Finance) from California State University, Long Beach.
Mr. Miura is also a Certified Internal Auditor.

   Stan A. Mortensen, age 34, has been Vice President, General Counsel and Corporate Secretary since January 2000. Prior to that time, Mr. Mortensen was an associate at the law firm of O'Melveny & Myers LLP from March 1997 through December 1999, where his practice focused on corporate finance, mergers and acquisitions, and general corporate matters. From August 1994 through February 1997, Mr. Mortensen was an associate at the law firm of Robins, Kaplan, Miller & Ciresi, where his practice focused on complex commercial litigation.
Mr. Mortensen received a Juris Doctor and a Bachelor of Arts in Political Science from Brigham Young University.

Director Compensation

   During fiscal 2001, each non-employee director of Corinthian was paid a fee of $10,000 for his or her services as a director and was paid $1,000 for each Board of Directors meeting attended and $500 for each Board Committee meeting attended. Beginning in fiscal 2002, each non-employee director will be paid a fee of $18,000 for his or her services as a director and will continue to receive the same amounts for each Board of Directors and Board Committee meeting attended. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors meetings and Committee meetings.

   Also, upon first being appointed or elected to the Board of Directors, each non-employee director has received, and each new non-employee director will receive in the future, a stock option grant to purchase 12,000 shares of Common Stock at the then-current market price. These stock options vest at the rate of 50% on each of the first and second anniversaries of the grant date.

   In addition, starting in the calendar year after the year in which a non-employee director is first appointed or elected to the Board of Directors, each director automatically has received a stock option grant to purchase 6,000 shares of Common Stock immediately following each annual meeting of stockholders. Beginning in fiscal 2002, each director will automatically receive a stock option grant to purchase 10,000 shares of Common Stock immediately after each annual meeting of stockholders. Each of these options has been, and each such future stock option will be, granted at the then-current market price. All such options become 100% vested on the first anniversary of the grant date.

Attendance At Meetings

   The Board of Directors met in person or conducted telephonic meetings a total of seven times during fiscal year 2001. During that same period, the Board acted four times by unanimous written consent. Each incumbent director has attended at least 75% of all Board meetings and applicable committee meetings.

Committees of the Board Of Directors

   The Board of Directors has established an Audit Committee and a Compensation Committee, each comprised entirely of directors who are not officers of Corinthian. The Board of Directors has no nominating committee; selection of nominees for the Board is made by the entire Board of Directors.

   The Audit Committee is currently composed of Mr. Wilson, Mr. Massimino and Ms. Skladany. Prior to July 27, 2001, Dr. Carol D'Amico was a member of our Board of Directors and the Audit Committee. On July 27, 2001, Dr. D'Amico resigned from our Board of Directors to accept a position as Assistant Secretary of Adult and Vocational Education for the Department of Education. On August 28, 2001, Ms. Skladany was appointed to replace Dr. D'Amico as a member of the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is attached hereto as Appendix A. The Audit Committee is responsible for reviewing the internal accounting procedures of the Company and the results and scope of the audit and other services provided by the Company's independent auditors, consulting with the Company's independent auditors and recommending the appointment of independent auditors to the Board of Directors. The Audit Committee met four times during the fiscal year ended June 30, 2001. Each member of the Audit Committee attended these meetings, except for Carol D'Amico who did not attend the meeting on October 26, 2000.

   The Compensation Committee is composed of Mr. Wilson, Mr. Massimino and Ms. Skladany. The Compensation Committee has the authority to supervise all of the matters related to the compensation of executive officers of the Company, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation, including matters relating to the administration of the Company's 1998 Performance Award Plan, as amended. Additionally, the Compensation Committee also has authority to administer the Company's Employee Stock Purchase Plan. The Compensation Committee met once during the fiscal year ended June 30, 2001. Each member of the Compensation Committee attended this meeting.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16 of the Securities Exchange Act of 1934, as amended, requires Corinthian's officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of Corinthian's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on a review of the forms it has received, Corinthian believes that during fiscal 2001 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

   The following table provides information concerning the annual and long-term compensation for services in all capacities to Corinthian for the fiscal years ended June 30, 2001, June 30, 2000 and June 30, 1999 for our chief executive officer and our next four most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                                          Long-Term
                                           Annual Compensation          Compensation
                                     ---------------------------------- -------------
                                                                         Securities    All Other
                              Fiscal Salary   Bonus      Other Annual    Underlying   Compensation
Name and Principal Position    Year    ($)     ($)      Compensation($)  Options (#)     ($)(4)
---------------------------   ------ ------  -------    --------------- ------------- ------------
David G. Moore...............  2001  300,000 350,000(2)           *        100,000       7,826
 Chairman, President and       2000  285,894 300,000              *         40,000       6,965
  Chief
  Executive Officer            1999  236,250 105,000(3)           *            -0-       3,249

Paul R. St. Pierre...........  2001  240,000 290,000(2)           *        100,000       7,462
 Executive Vice President,     2000  220,256 240,000              *         40,000       6,085
  Marketing                    1999  194,250 105,000(3)           *            -0-       3,885

Dennis L. Devereux...........  2001  220,000 270,000(2)           *        100,000       7,513
 Executive Vice President,     2000  198,033 220,000              *         40,000       5,832
  Administrative Services      1999  173,250 105,000(3)           *            -0-       3,281

Dennis N. Beal(1)............  2001  200,000 275,000(2)      93,337(5)     100,000         -0-
 Executive Vice President and  2000   27,692     -0-         76,880(6)      40,000         -0-
  Chief Financial Officer

Beth A. Wilson...............  2001  175,000 223,161(2)           *         50,000       6,691
 Executive Vice President,     2000  153,462 175,000        103,870(7)      30,476       4,631
  Operations                   1999  125,193  37,685              *            -0-       2,720

--------
 * Does not exceed reporting thresholds for perquisites and other personal benefits as set by the Securities and Exchange Commission.

(1) Mr. Beal was hired as the Company's Executive Vice President and Chief Financial Officer effective as of May 4, 2000.

(2) Includes a special, one-time bonus paid after completion of the Company's secondary public offering in October 2000 in the approximate amounts of $50,000 for Mr. Moore, $50,000 for Mr. St. Pierre, $50,000 for
    Mr. Devereux, $75,000 for Mr. Beal and $50,000 for Ms. Wilson.

(3) Consists of a $50,000 bonus earned and paid during fiscal 1999 and a $55,000 bonus earned during fiscal 1999 but paid subsequent to the end of the fiscal year.

(4) Represents the Company's matching contribution to the employees' 401(k) Plan. This benefit is provided to all eligible Company employees on a 100% matching basis up to 2% of each employee's annual salary and on a 50% matching basis up to the next 4% of each employee's annual salary.

(5) Includes $81,117 paid for temporary living costs, relocation expenses and to offset taxes associated with relocation reimbursement.

(6) Includes a one-time payment to Mr. Beal of $75,000 upon his initial employment with the Company and as an inducement to relocate to Orange County, California.

(7) Consists entirely of amounts paid for temporary living costs, relocation expenses and to offset taxes associated with relocation reimbursement.

                     OPTION GRANTS DURING FISCAL YEAR 2001

   The following table sets forth information regarding options to purchase Common Stock granted during the year ended June 30, 2001 to each of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

                                                                                Potential
                                                                           Realizable Value at
                                                                                 Assumed
                                     % of Total                              Annual Rates of
                         Number of    Options                                  Stock Price
                         Securities  Granted to                             Appreciation for
                         Underlying Employees in  Exercise or              Option Term ($)(1)
                           Options     Fiscal    Base Price per Expiration -------------------
     Name                Granted(#)   Year(%)     Share($/SH)      Date        5%       10%
     ----                ---------- ------------ -------------- ---------- --------- ---------
David G. Moore..........  100,000      10.76        29.7188      12/15/10  1,869,015 4,736,285
Paul R. St. Pierre......  100,000      10.76        29.7188      12/15/10  1,869,015 4,736,285
Dennis L. Devereux......  100,000      10.76        29.7188      12/15/10  1,869,015 4,736,285
Dennis N. Beal..........  100,000      10.76        29.7188      12/15/10  1,869,015 4,736,285
Beth Wilson.............   20,000       2.15        21.4375       9/11/10    269,636   683,299
                           30,000       3.23        29.7188      12/15/10    560,696 1,420,885

--------
(1) The potential realizable values are based on an assumption that the stock price of the Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect an estimate of future stock price growth of the shares of the Common Stock.

 AGGREGATED OPTION EXERCISES IN FISCAL 2001 AND FISCAL YEAR END OPTION VALUES

   The following table contains information regarding options exercised by the Named Executive Officers and their unexercised options as of June 30, 2001.

                                                        Number of Shares        Value of Unexercised
                                                     Underlying Unexercised         in-the-Money
                           Shares                         Options as of             Options as of
                         Acquired on     Value          June  30, 2001(#)        June 30, 2001($)(2)
          Name           Exercise(#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           ----------- -------------- ------------------------- -------------------------
David G. Moore..........        0             0          26,602/135,534          1,068,643/3,133,201
Paul St. Pierre.........        0             0          26,602/135,534          1,068,643/3,133,201
Dennis L. Devereux......        0             0          26,602/135,534          1,068,643/3,133,201
Dennis N. Beal..........   10,000       285,000               0/130,000                  0/2,847,220
Beth Wilson.............   12,381       379,793            2,381/75,238                  0/2,112,237

--------
(1) Value realized represents the difference between the market value on the date the shares were acquired and the exercise price for the shares.

(2) Based on the closing sale price of the Common Stock on June 29, 2001 ($47.07), the last trading day of the Company's fiscal year on the Nasdaq National Market, less the option exercise price.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee members are Loyal Wilson, Jack D. Massimino and Linda Arey Skladany.

   Loyal Wilson has served as a Director of the Company since its inception in 1995. Mr. Wilson is also a Managing Director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership ("Primus").

   David Moore, Paul St. Pierre and Dennis Devereux, who are each founders of the Company (collectively, the "Founders") and are also Named Executive Officers, and the Company and Primus are parties to a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the parties have certain rights with respect to the registration under the Securities Act of 1933 of certain shares of Common Stock owned by them (the "Registrable Securities").

   Primus is entitled to the following "demand" registration rights. At any time, Primus may demand registration on Form S-1 of all or any portion of its Registrable Securities, and may demand registration on Form S-2, Form S-3 or any similar short-form registration ("Short-Form Registration"), if available, of all or any portion of its Registrable Securities. For the first two such registrations on Form S-1, Primus is entitled to have the Company pay all registration expenses, except underwriting discounts and commissions ("Company-Paid Long-Form Registrations"); it may also demand an unlimited number of registrations on Form S-1 in which it pays the registration expenses ("Holder-Paid Long-Form Registrations"), provided that the aggregate offering value of the Registrable Securities in each case must be at least $1,000,000. Primus is entitled to request an unlimited number of Short-Form Registrations in which the Company pays all registration expenses, except underwriting discounts and commissions, provided that the aggregate offering value of the Registrable Securities requested to be registered must be at least $500,000. Demand registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short-form.

   Primus and the Founders are entitled to the following "piggyback" registration rights. Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a demand registration), the Company must notify all holders of Registrable Securities of the registration and must include in the registration all Registrable Securities whose holders so request. The Company will pay all registration expenses, except underwriting discounts and commissions, in connection with any "piggyback" registration. During fiscal 2001, the Company completed a secondary stock offering of 6,900,000 shares of Common Stock, 400,000 of which were sold by the Company and 6,500,000 of which were sold by the Founders, Primus and certain other stockholders (collectively, the "Selling Stockholders"). Pursuant to the Registration Rights Agreement, the Company paid the registration expenses of the Selling Stockholders in connection with such offering, except for the underwriting discounts and commissions.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors is composed entirely of non-employee directors and establishes Corinthian's compensation strategy and policies and determines the nature and amount of all compensation for Corinthian's executive officers, including the Named Executive Officers. The objectives of the Board of Directors in determining the levels and components of executive compensation are to (i) attract, motivate and retain talented and dedicated executive officers, (ii) provide executive officers with both cash and equity incentives to further the interests of Corinthian and its stockholders, and (iii) compensate executive officers at levels comparable to those of executive officers at other comparable companies.

   Generally, the compensation of all executive officers is composed of:

  .  a base salary,

  .  perquisites,

  .  bonuses, and

  .  periodic stock options.

   The Compensation Committee believes that these components offer the executive officers competitive compensation, while aligning their interests with those of the Company's stockholders. Through the use of stock options and annual bonuses, the executive officers are individually rewarded for their improvement of the Company's performance.

   Base Salaries. In determining the base salaries of the Named Executive Officers in fiscal 2001, the Board of Directors considered the performance of each executive in past years, the nature of the executive's responsibilities, the salary levels of executives at comparable publicly held companies and Corinthian's general compensation practices. Based on such criteria, each of the Named Executive Officers were given raises of their base salaries during the latter part of fiscal 2000. The base salaries of the Named Executive Officers did not change during fiscal 2001.

   Following the end of fiscal 2001, the Compensation Committee directed management to commission a report from a professional, independent executive compensation consulting firm regarding the level of executive compensation for companies in the same or similar industries, of approximately the same size, and in the same or similar geographic regions. Based on the data compiled by such consulting firm, and taking into account the superior operational performance and stock price appreciation of the Company over the past two years, the Compensation Committee granted increases in the base salaries of each of the Named Executive Officers for the fiscal year ending June 30, 2002.

   Bonuses. Discretionary bonuses for each Named Executive Officer are directly tied to achievement of specified goals by the Company and such executive and are a function of criteria which the Compensation Committee believes appropriately takes into account the specific areas of responsibility of the particular officer. Discretionary bonuses are paid as a percentage of the officer's base salary. The performance objectives in fiscal 2001 were based primarily on revenue and net income growth for fiscal 2001, compared to the prior year, and other individual criteria. All such bonus criteria were established at a time when the Company's actual performance in relation to the target remained uncertain (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee may in the future impose, in its discretion, additional conditions or terms for the payment of bonuses, including the creation of other financial, strategic or individual goals.

   During fiscal 2001, the Compensation Committee awarded each Named Executive Officer approximately 100% of such executive's targeted bonus. This determination was based on the achievement of pre-established levels of revenue and net income growth for the Company during the year, and the accomplishment of other individual objectives by certain of the Named Executive Officers. Each Named Executive Officer's bonus plan also provided for possible payment in excess of the "targeted" bonus if the Company achieved certain extraordinary operational objectives in fiscal 2001 (subject to final Compensation Committee approval). The

Committee elected not to award amounts in excess of the "targeted" bonuses for the Named Executive Officers in fiscal 2001. Additionally, upon the Company's successful completion of a secondary stock offering in October 2000, each of the Named Executive Officers received a special, one-time bonus of an amount between $50,000 and $75,000 to recognize his or her extra efforts to accomplish that task.

   Stock Options. Periodically, the Compensation Committee has, and expects in the future to, grant stock options to executive officers and other key employees in order to provide a long-term incentive. The value of such stock options is directly tied to the performance of the Company's Common Stock. These options provide an incentive to maximize stockholder value because they reward option holders only if stockholders also benefit. The exercise price of these stock options is the fair market value of the Common Stock on the date of grant. In general, the options vest in equal annual installments over a four-year period beginning one year after the date of grant. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance. In making stock option grants to executives and other key employees, the Compensation Committee considers a number of factors, including the performance of such persons, achievement of specific delineated goals, the responsibilities and the relative position of such persons within Corinthian, review of compensation of executives and key employees in comparable companies and review of the number of stock options each such person currently possesses.

   Compensation of the Chief Executive Officer. Towards the end of fiscal year 2000, Mr. Moore's annual base salary was increased to $300,000 per year. Mr. Moore was also granted 100,000 stock options during the fiscal year. Mr. Moore's salary increase at the end of fiscal 2000 and option grant during fiscal 2001 were based upon an evaluation which considered, in part, the Company's financial performance for fiscal 2000, competitive levels of compensation for chief executive officers managing operations of similar size, complexity and performance level, and Mr. Moore's contribution to the Company's past business success. Mr. Moore's bonus was determined in the same manner as that of the other Named Executive Officers. The Compensation Committee believes this compensation package was generally competitive for fiscal 2001 with the salaries of chief executive officers of companies of our size, structure and complexity.

   Compliance with Section 162(m). The Compensation Committee currently intends for all base salary and bonus compensation paid to the Named Executive Officers to be tax deductible to Corinthian pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) provides that compensation paid to the Named Executive Officers in excess of $1,000,000 cannot be deducted by Corinthian for federal income tax purposes unless, in general, such compensation is performance based, is established by a committee of independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved in advance by stockholders.

   The Compensation Committee believes that the executive compensation policies described in this report are in the best interests of the Company and its stockholders. The various compensation mechanisms maintain an appropriate balance between motivating the achievement of short-term goals and strategically incentivizing long-term success. The Compensation Committee will continue to monitor the overall effectiveness of the compensation program to ensure that it will continue to successfully meet our needs.


                                          THE COMPENSATION COMMITTEE

                                          Loyal Wilson
                                          Jack D. Massimino
                                          Linda Arey Skladany

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee of the Board of Directors is composed entirely of non-employee directors, each of whom are independent directors for the purposes of the National Association of Securities Dealers' ("NASD") listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as an Appendix to this Proxy Statement. Prior to July 27, 2001, the Audit Committee was composed of Loyal Wilson, Jack D. Massimino and Dr. Carol D'Amico. On July 27, 2001, Dr. D'Amico resigned from the Board to accept a position as Assistant Secretary of Adult and Vocational Education for the Department of Education. On August 29, 2001, the Board appointed Linda Skladany to the Audit Committee to fill the vacancy created by Dr. D'Amico's resignation.

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's internal controls and reviewing the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

   During the 2001 fiscal year, the Audit Committee met and held discussions with management and the Company's independent accountants, Arthur Andersen LLP. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally acceptable accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Arthur Andersen LLP.

   The Audit Committee discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61. Arthur Andersen LLP also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees." The Committee discussed with Arthur Andersen LLP that firm's independence and considered whether the non-audit services provided by that firm are compatible with maintaining its independence.

   Based on the Audit Committee discussion with management and Arthur Andersen LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K filed with the SEC for the year ended June 30, 2001.

   Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

                                          THE AUDIT COMMITTEE

                                          Loyal Wilson
                                          Jack D. Massimino
                                          Linda Arey Skladany

                       FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

   The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of the Company's annual financial statements for the fiscal year ended June 30, 2001, and the reviews of the financial statements included in the Company's Form 10-Qs for such fiscal year were approximately $159,000.

Financial Information Systems Design And Implementation Fees

   No fees were billed for professional services rendered by Arthur Andersen LLP for financial systems design and implementation services for the fiscal year ended June 30, 2001.

All Other Fees

   The aggregate fees for professional services rendered by Arthur Andersen LLP other than the audit services referred to above were approximately $107,000 for the fiscal year ended June 30, 2001. The Audit Committee considered whether the provision of these services is compatible with maintaining the independence of Arthur Andersen LLP.

        TRANSACTIONS BETWEEN THE COMPANY AND CERTAIN EXECUTIVE OFFICERS

Executives Agreements

   On November 24, 1997, the Company entered into a separate Amended and Restated Executive Stock Agreement with each of the Founders (the "Executive Agreements"). Each of the Executive Agreements provides for a severance benefit for each of the Founders in the event he is terminated by the Company, other than for Cause (as defined below), in an amount equal to the Founder's base salary (excluding bonuses) during the preceding 12 months, payable on a monthly basis in equal installments for each of the twelve succeeding months following the Founder's termination. "Cause" is defined as (i) the commission of a felony or a crime of moral turpitude or any act involving dishonesty, disloyalty or fraud, (ii) conduct that brings the Company into public disgrace or disrepute, (iii) substantial or repeated failure to perform duties directed by the Board of Directors, (iv) gross negligence or willful misconduct relating to the Company or (v) any material breach of the Executive Agreement.

                               PERFORMANCE GRAPH

   The following graph shows a comparison of cumulative total returns for Corinthian, the Russell 2000 Index and an index of peer companies selected by Corinthian during the period commencing on February 5, 1999, the first trading date after Corinthian's initial public offering, and ending on June 30, 2001. The comparison assumes $100 was invested on February 5, 1999 in the Common Stock, the Russell 2000 Index and the peer companies selected by Corinthian and assumes the reinvestment of all dividends, if any. The companies in the peer group, all of which are education companies, are weighted according to their market capitalization. Included in the peer group are: Apollo Group Inc., Career Education Corporation, DeVry, Inc., Education Management Corporation, ITT Educational Services, Inc., Strayer Education, Inc. and Whitman Education Group, Inc. The performance graph begins with Corinthian's initial public offering price of $9.00 per share.

                COMPARISON OF 29 MONTH CUMULATIVE TOTAL RETURN
             AMONG CORINTHIAN COLLEGES INC, THE RUSSELL 2000 INDEX
                               AND A PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

Measurement          Corinthian          Russell 2000          Peer Group
  Period            Colleges Inc.

FYE 2/5/99            100.                   100.                100.00
FYE 2/99              124.31                  95.07              104.34
FYE 3/99              122.22                  96.56              111.96
FYE 4/99               90.97                 105.21               91.99
FYE 5/99               96.53                 106.75               89.10
FYE 6/99              104.86                 111.57               90.17
FYE 7/99              108.68                 108.51               80.79
FYE 8/99              114.24                 104.49               71.67
FYE 9/99              104.86                 104.52               70.53
FYE 10/99             108.33                 104.94               75.27
FYE 11/99             111.11                 111.21               76.10
FYE 12/99             132.64                 123.80               68.03
FYE 1/00              125.00                 121.81               67.29
FYE 2/00               99.31                 141.92               70.08
FYE 3/00               88.89                 132.57               92.42
FYE 4/00              119.44                 124.59               86.42
FYE 5/00              120.83                 117.33               92.12
FYE 6/00              130.21                 127.55               91.28
FYE 7/00              187.33                 123.45              112.46
FYE 8/00              300.00                 132.87              128.76
FYE 9/00              327.78                 128.96              131.41
FYE 10/00             384.03                 123.21              125.97
FYE 11/00             366.67                 110.56              116.19
FYE 12/00             421.53                 120.06              144.10
FYE 1/01              440.98                 126.31              146.98
FYE 2/01              437.50                 118.02              152.44
FYE 3/01              447.22                 112.25              142.01
FYE 4/01              455.56                 121.03              144.78
FYE 5/01              487.33                 124.00              153.59
FYE 6/01              523.00                 128.39              182.31

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of September 24, 2001, certain information with respect to the beneficial ownership of the Common Stock by
(i) each person known by Corinthian to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, (iii) each of the Named Executive Officers and (iv) all of the Company's directors and Named Executive Officers as a group.

   Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                   Percentage
                                                       Shares of       of
                                                      Common Stock Outstanding
                                                      Beneficially   Shares
Name                                                    Owned(1)      Owned
----                                                  ------------ -----------
FMR Corp.(2).........................................  2,236,600      10.5%
 82 Devonshire Street
 Boston, Massachusetts 02109
David G. Moore(3)(10)................................    919,150       4.3
Paul R. St. Pierre(4)(10)............................    809,584       3.7
Dennis Devereux(5)(10)...............................    649,108       3.0
Dennis Beal(10)......................................      2,000         *
Beth Wilson(6)(10)...................................      9,381         *
Loyal Wilson(7)(10)..................................    106,857         *
Jack D. Massimino(8)(10).............................     23,800         *
Linda Arey Skladany(9)(10)...........................     12,400         *
All directors and executive officers as a group (8
 persons) (3)(4)(5)(6)(7)(8)(9)......................  2,532,280      11.8%

--------
*  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 24, 2001. As of September 24, 2001, there were 21,250,003 outstanding shares of Common Stock.

 (2) Ownership is based solely on a Schedule 13G filed with the Securities and Exchange Commission on August 10, 2001. FMR ("FMR") also reported on this
     Schedule 13G that various persons (including Edward C. Johnson 3d and Fidelity Management & Research Company ("FMRC"), a wholly-owned subsidiary of FMR, which is the beneficial owner of the shares as a result of acting as investment advisor to various Fidelity investment companies (the "Funds")), have sole dispositive power as to all such shares. According to such Schedule 13G, none of such persons has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. FMRC carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. In addition, FMR reported that the interest of one of the Funds, Fidelity Contrafund, in the Common Stock amounted to 1,230,700 shares as of the filing date.

 (3) Includes 36,602 shares of Common Stock which may be acquired by Mr. Moore upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001.

 (4) All such shares are held in a family trust of which Mr. St. Pierre is a grantor and a trustee and include 36,602 shares of Common Stock which may be acquired by Mr. St. Pierre upon exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001.

 (5) All of these shares are held in a family trust of which Mr. Devereux is a grantor and a trustee and include 36,602 shares of Common Stock which may be acquired by Mr. Devereux upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001.

 (6) Consists of 9,381 shares of Common Stock which may be acquired by Ms. Wilson upon exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001.

 (7) Such shares include 50,000 shares owned by Primus Capital Fund III Limited Partnership, 12,000 shares owned by Sage Investments Limited Partnership and include 24,000 shares of Common Stock which may be acquired by Mr. Wilson upon exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001. Mr. Wilson also holds 20,857 shares in his individual capacity. Mr. Wilson, a director of the Company, is a managing director of Primus Venture Partners, Inc., the sole general partner of Primus Venture Partners III Limited Partnership, the sole general partner of Primus Capital Fund III Limited Partnership. Mr. Wilson shares voting and investment power with respect to such shares with four other directors of Primus Venture Partners, Inc. Mr. Wilson disclaims beneficial ownership of the shares held by Primus Capital Fund III Limited Partnership, except to the extent of his pecuniary interest therein. Mr. Wilson is the general partner of Sage Investments Limited Partnership.

 (8) All such shares are held in a family trust of which Mr. Massimino is a grantor and a trustee and include 23,800 shares of Common Stock which may be acquired by Mr. Massimino upon exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001.

 (9) Includes 12,000 shares of Common Stock which may be acquired by Ms. Skladany upon exercise of stock options which are currently exercisable or exercisable within 60 days of September 24, 2001.

(10) The address of each such person is c/o Corinthian Colleges, Inc., 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707.

                                  PROPOSAL 2

                         PROPOSED ACTION REGARDING THE
                    COMPANY'S CERTIFICATE OF INCORPORATION

   At the Annual Meeting, the stockholders will be asked to approve an amendment and restatement of the Company's Certificate of Incorporation. The Company's Certificate of Incorporation currently authorizes the issuance of 40,000,000 shares of Common Stock, with a par value of $0.0001 per share, 2,500,000 shares of nonvoting common stock, with a par value of $0.0001 per share ("Nonvoting Common Stock"), and 500,000 shares of preferred stock, with a par value of $1.00 per share ("Preferred Stock"). In September 2001, the Board of Directors adopted a resolution proposing that the Certificate of Incorporation be amended to (i) increase the authorized number of shares of Common Stock to 80,000,000, (ii) eliminate provisions relating to the Nonvoting Common Stock (none of which is currently outstanding), (iii) eliminate provisions relating to previously issued classes and series of Preferred Stock (none of which are currently outstanding), (iv) change the Company's registered agent in the State of Delaware to Corporation Trust Company and (v) modify the provisions of the Certificate of Incorporation that require a super-majority vote of the stockholders to amend the Certificate of Incorporation. The Board of Directors has approved and declared the advisability of the amendment and restatement of the Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Appendix B.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION.

   Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies. Abstentions and broker non-votes on this proposal will have the effects described on pages 1 and 2.

Vote Required

   Approval of this proposal requires the affirmative vote of two-thirds of the outstanding shares of Common Stock.

Proposed Amendments

   Authorized Shares. As of June 30, 2001, the Company had approximately 21,032,000 shares of Common Stock outstanding, approximately 3,126,285 shares reserved for issuance under the Company's 1998 Performance Award Plan, as amended, of which approximately 1,542,511 shares were covered by outstanding options and approximately 1,583,774 shares were available for grant, and 500,000 shares initially reserved for issuance under the Company's Employee Stock Purchase Plan, of which approximately 5,785 shares had been purchased. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company had approximately 15,341,000 shares remaining available for other purposes as of June 30, 2001. Currently, there are no outstanding shares of Nonvoting Common Stock or Preferred Stock.

   The following is the text of the entire first paragraph of Article IV of the proposed Amended and Restated Certificate of Incorporation of the Company, after giving effect to the proposed amendments to increase the authorized number of shares of Common Stock and eliminate references to Nonvoting Common Stock and previously issued classes and series of preferred stock of the
Company:

     "The Corporation is authorized to issue two classes of stock designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which the Corporation has authority to issue is 80,500,000 shares, consisting of 80,000,000 shares of Common Stock, par value $0.0001 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share."

   Amendment of Certificate. Currently, the Company's Certificate of Incorporation requires the vote of two-thirds of the outstanding stock of the Company in order to amend any provision of the Certificate of

Incorporation. This super-majority vote requirement is a provision remaining from the period prior to becoming a public company, when the Company had outstanding shares of Preferred Stock, the holders of which had requested this provision as a condition to investing in the Company. In connection with the Company's initial public offering in February 1999, all the outstanding shares of Preferred Stock were either redeemed or converted to common stock.

   The following is the entire second paragraph of Article IX of the Certificate of Incorporation of the Company, after giving effect to the proposed amendment to the vote required to amend certain provisions of the Certification of Incorporation:

     "The affirmative vote of a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of any particular class or series of the capital stock of the Corporation, shall be required to alter, amend, rescind or repeal any provision of this Certificate of Incorporation; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any requirement of applicable law and any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation, the approval by a majority of the directors of the Corporation then in office and the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock entitled to vote, voting together as a single class, shall be required to alter, amend, rescind or repeal any provision of Articles V, VI or IX."

Purpose and Effect of the Proposed Amendments

   Authorized Shares. The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for a variety of purposes, such as to effect future stock splits in the form of stock dividends, to make acquisitions through the use of stock, to raise equity capital, to adopt additional employee benefit plans or to reserve additional shares for issuance under such plans.

   The Board of Directors believes that the proposed increase in authorized Common Stock would facilitate the Company's ability to accomplish stock splits in the form of stock dividends and other business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by the Company's charter documents, applicable law or rules of the Nasdaq National Market. Other than as permitted or required under the Company's employee benefit plans and under outstanding options, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purpose. Whether or not the Company stockholders approve this proposal, it will not impact the Company's existing agreements to issue stock. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of the Nasdaq National Market. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

   Under the Company's Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. If the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, book value per share, voting power and stockholdings of current stockholders. The proposal could have an anti-takeover effect, although that is not its intention. For example, if the Company were the subject of a hostile takeover attempt, it could try to impede the takeover by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost of the takeover. The availability of this defensive strategy to the Company could discourage unsolicited takeover attempts, thereby limiting the opportunity for the Company's stockholders to realize a higher price for their shares than is generally available in the public markets. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

   In addition to the Company's Common Stock, the Company's Certificate of Incorporation currently empowers the Board of Directors to authorize the issuance of one or more series of Preferred Stock without stockholder approval. No shares of Preferred Stock of the Company are issued or outstanding. No change to the number of authorized shares of the Company's Preferred Stock is requested by the proposed amendment.

   If the proposed amendment is adopted, it will become effective upon filing of a Restated Certificate of Incorporation with the Delaware Secretary of State. However, if the Company's stockholders approve the proposed amendment to the Company's Certificate of Incorporation, the Board retains discretion under Delaware law not to implement the proposed amendment. If the Board exercised such discretion, the number of authorized shares would remain at current levels.

   In addition, the Board of Directors believes that it will not have any reason in the future to issue any shares of Nonvoting Common Stock as currently structured in the Certificate of Incorporation or issue any shares of the previously issued classes and series of Preferred Stock. Therefore, the Board of Directors believes that it should eliminate the provisions relating to the Nonvoting Common Stock and the previously issued classes and series of Preferred Stock of the Company.

   Amendment of Certificate. The Board of Directors believes that it is consistent with the needs of a publicly held company to allow amendment of most provisions of the Certificate of Incorporation by an affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of the stockholders. This majority vote standard is also consistent with the default-voting standard of the Delaware General Corporate Law. After approval of the amended and restated Certificate of Incorporation, the two-thirds majority vote will still be required to amend Article V (the title of Article V would be changed by virtue of the proposed amendment from "Board of Directors" to "Management"), Article VI "Limitation of Director Liability and Indemnification," and Article IX "Amendment of Corporate Documents" of the Certificate of Incorporation.

                                  PROPOSAL 3

                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP, independent certified public accountants, as auditors of Corinthian's financial statements for the fiscal year ended June 30, 2002. Arthur Andersen LLP has acted as auditors for Corinthian since its inception in 1995. The Board of Directors has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Board of Directors' appointment of Arthur Andersen LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Arthur Andersen LLP, the Board of Directors will interpret this as an instruction to seek other auditors. It is expected that representatives of Arthur Andersen LLP will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF CORINTHIAN'S FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JUNE 30, 2002.

                 MISCELLANEOUS AND OTHER MATTERS SOLICITATION

   The cost of this proxy solicitation will be borne by Corinthian. Corinthian may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at Corinthian's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by Corinthian for their reasonable out-of-pocket expenses of solicitation. Corinthian expects to hire Georgeson Shareholder Communication, Inc. ("Georgeson") to solicit proxies. Corinthian expects to pay Georgeson a fee of approximately $8,000 for this service, plus expenses.

                           PROPOSALS OF STOCKHOLDERS

   Stockholder proposals intended to be considered at Corinthian's 2002 Annual Meeting of Stockholders must be received by the Secretary of Corinthian at its principal executive offices no later than June 17, 2002 in order to be considered for inclusion in Corinthian's Proxy Statement and form of proxy relating to that meeting. If a stockholder notifies Corinthian of such stockholder's intent to present a proposal for consideration at Corinthian's 2002 Annual Meeting of Stockholders after August 31, 2002, Corinthian, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                                OTHER BUSINESS

   The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in Corinthian's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

                            ADDITIONAL INFORMATION

   Included herewith is a copy of Corinthian's Annual Report on Form 10-K for its fiscal year ended June 30, 2001, as filed with the Securities and Exchange Commission (the "Commission"). Corinthian files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

                                          By order of the Board of Directors

                                          /s/ David G. Moore
                                          David G. Moore
                                          Chairman of the Board, President and
                                          Chief Executive Officer
Santa Ana, California,
October 15, 2001

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                  APPENDIX A
                           CORINTHIAN COLLEGES, INC.

                                CHARTER OF THE
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.PURPOSE

  The primary function and purpose of the Audit Committee (sometimes referred to herein as the "Committee") shall be to assist the Board of Directors (the "Board") of Corinthian Colleges, Inc. (this "Corporation") in fulfilling its oversight responsibilities by reviewing and providing direction on the following matters:

    (1) The financial reports and other financial information provided by the Corporation to any governmental body or the public;

    (2) This Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

    (3) This Corporation's auditing, accounting and financial reporting processes generally.

  Consistent with this function, the Committee shall encourage continuous improvement of, and foster adherence to, the Corporation's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

    (1) serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

    (2) Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department; and

    (3) Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board.

  The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

I.COMPOSITION

  The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be "Independent Directors" (as defined herein), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. For purposes of this Charter, the term "Independent Directors" shall mean directors who (i) are not currently, and have not been for the past three (3) years, employees of the Corporation, and (ii) who are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

  The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a chair is elected by the full Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

II.MEETINGS

  The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section III below.

III.RESPONSIBILITIES AND DUTIES

  To fulfill its responsibilities and duties the Audit Committee shall:

  Documents/Reports Review

     (1) Review this Charter at least annually, and update the Charter as conditions dictate.

     (2) Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     (3) Review the regular internal reports to management prepared by the internal auditing department and management's response.

     (4) Review with financial management and the independent accountants the 10-Q prior to its filing or prior to the release of earnings. The chair of the Committee may represent the entire Committee for purposes of this review.

  Independent Accountants

     (5) Recommend to the Board the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     (6) Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     (7) Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

  Financial Reporting Processes

     (8) In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

     (9) Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

    (10) Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practice as suggested by the independent accountants, management, or the internal auditing department.

  Process Improvement

    (11) Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    (12) Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    (13) Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

    (14) Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

  Ethical and Legal Compliance

    (15) Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

    (16) Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

    (17) Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

    (18) Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                  APPENDIX B

                          CORINTHIAN COLLEGES, INC.,
                            a Delaware corporation

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   Corinthian Colleges, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

   1. The name of the Corporation is Corinthian Colleges, Inc. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 24, 1996.

   2. The first Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 23, 1996.

   3. The second Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on September 24, 1996.

   4. The third Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 21, 1997.

   5. The fourth Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 3, 1999.

   6. This fifth Restated Certificate of Incorporation amends, restates and supersedes the Certificate of Incorporation as originally filed and thereafter amended and restated, was duly adopted in accordance with the provisions of
Section 242 and 245 of the General Corporation Law of the State of Delaware, and was approved by the stockholders of the Corporation at a duly noticed meeting of the stockholders.

   7. The text of the fourth Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on February 3, 1999, as it may have heretofore been amended or supplemented, is hereby amended, restated and superseded to read in its entirety as follows:

                   RESTATED CERTIFICATE OF INCORPORATION OF
                           CORINTHIAN COLLEGES, INC.

                                Article I: Name

   The name of this corporation (the "Corporation") is Corinthian Colleges, Inc.

                         Article II: Registered Office

   The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Trust Company.

                             Article III: Purpose

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                           Article IV: Capital Stock

  A. The Corporation is authorized to issue two classes of stock designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which the Corporation has authority to issue is 80,500,000 shares, consisting of 80,000,000 shares of Common Stock, par value $0.0001 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share.

  B. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences, privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status that such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

                             Article V: Management

  A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. All vacancies and newly created directorships resulting from any increase in the authorized number of directors, as well as any other vacancies, shall be filled exclusively by a majority of the directors in office immediately prior to such increase. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation.

  B. The number of directors constituting the entire Board shall be not less than three nor more than nine as fixed from the time to time, in accordance with the Bylaws, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be seven until otherwise fixed in accordance with the Bylaws.

  C. The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then number of directors constituting the entire Board permits with the term of office of one class expiring each year. The three classes of directors shall be designated Class I, Class II, and Class III. The Board of Directors shall (i) assign one of the three current directors to each of Class I, Class II, and Class III, respectively (ii) determine, within the constraints of this Article V the number of directors of each class, and (iii) pursuant to this
     Article V fill any vacancies. The initial term of office of the directors of Class I shall expire at the annual meeting of stockholders to be held during fiscal year 2000, the initial term of office of the directors of Class II shall expire at the annual meeting to be held during fiscal year 2001 and the initial term of office of the directors of Class III shall expire at the annual meeting to be held during fiscal year 2002. At each annual meeting, commencing with the annual meeting to be held during fiscal year 2000, each of the successors to the directors of the class whose term shall have expired at such annual meeting shall be elected for a term running until the third annual meeting next succeeding his or her election and until his or her successor shall have been duly elected and qualified.

  D. Notwithstanding any other provision contained in this Certificate of Incorporation or the Bylaws of the Corporation, any director or the entire Board of Directors of the Corporation may be removed, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

       Article VI: Limitation of Director Liability and Indemnification

   To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The liability of a director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, as now or hereafter in effect, indemnify its directors and officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as directors or officers of the Corporation, or serving or having served at the request of the Corporation as directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person's heirs, executors and personal and legal representatives. The right to indemnification conferred by this Article VI shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Notwithstanding the foregoing, the Corporation shall not be obligated to indemnify any director or officer (or any of such person's heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person (except for a proceeding to enforce rights to indemnification) unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

   The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation.

   The rights to indemnification and to the advance of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

   Any repeal or modification of this Article VI shall not result in any liability of a director, or any change or reduction in the indemnification to which a director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.

                     Article VII: Call of Special Meetings

   Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board. Special meetings of the stockholders may not be called by the stockholders.

            Article VIII: No Stockholder Action by Written Consent

   No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the powers of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                 Article IX: Amendment of Corporate Documents

  A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article IX and all rights conferred upon the stockholders herein are granted subject to this reservation.

  B. The affirmative vote of a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of any particular class or series of the capital stock of the Corporation, shall be required to alter, amend, rescind or repeal any provision of this Certificate of Incorporation; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any requirement of applicable law and any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation, the approval by a majority of the directors of the Corporation then in office and the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock entitled to vote, voting together as a single class, shall be required to alter, amend, rescind or repeal any provision of Articles V, VI or IX.

  C. The Board of Directors of the Corporation shall have the power to adopt, amend, alter, change and repeal any Bylaws of the Corporation by vote of a majority of the members of the Board of Directors of the Corporation then in office.

   IN WITNESS WHEREOF, Corinthian Colleges, Inc. has caused this Restated Certificate of Incorporation to be signed by David G. Moore, its Chairman,
President and Chief Executive Officer this     day of       , 2001.

                                          CORINTHIAN COLLEGES, INC.

                                          By: _________________________________
                                              David G. Moore
                                              Chairman, President and Chief
                                               Executive Officer

                           CORINTHIAN COLLEGES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF THE COMPANY FOR ANNUAL MEETING, NOVEMBER 15, 2001

  The undersigned, a stockholder of CORINTHIAN COLLEGES, INC., a Delaware corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2001, and, revoking any proxy previously given, hereby constitutes and appoints Dennis N. Beal and Dennis L. Devereux and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the DoubleTree Club Hotel, 7 Hutton Centre Drive, Santa Ana, California 92707 on November 15, 2001 at 10:00 a.m. California time, and at any adjournment thereof on all matters coming before said meeting.

  The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1. Nominees for a three-year term as a Class III member of the Company's Board of Directors:

       David G. Moore        Jack D. Massimino
        [_] FOR this
nominee                       [_] FOR this nominee
        [_] WITHHOLD
AUTHORITY to vote for
this nominee                  [_] WITHHOLD AUTHORITY to vote for this nominee


2. To approve the amendment and restatement of the Company's Certificate of Incorporation.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

3. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for its fiscal year ending June 30, 2002.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

4. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

                   (continued and to be signed on other side)



  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. IF ANY DIRECTOR NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

                                             (This Proxy must be
                                             signed exactly as
                                             your name appears
                                             hereon. Executors,
                                             administrators,
                                             trustees, etc.,
                                             should give full ti-
                                             tle as such. If the
                                             shares are held in
                                             joint name, either
                                             person may sign this
                                             Proxy. If the stock-
                                             holder is a corpora-
                                             tion, a duly autho-
                                             rized officer should
                                             sign on behalf of the
                                             corporation and
                                             should indicate his
                                             or her title.)

                                             Dated: _________, 2001

                                             ----------------------
                                                 (Signature of
                                                  Stockholder)

                                             Dated: _________, 2001

                                             ----------------------
                                                 (Signature of
                                                  Stockholder)

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.